Exhibit 10.1

Summary of May 10, 2006 oral agreement with James A. Clishem, its President and Chief Executive Officer

On May 10, 2006, Active Power entered into an oral agreement with James A. Clishem in connection with his appointment as Chief Executive Officer of the company. Pursuant to the terms of such agreement, Mr. Clishem will receive an annual base salary of $300,000 and his annual bonus target under Active Power’s Executive Compensation Plan will be 100% of his annual base salary. Mr. Clishem also was granted, effective May 10, 2006, an option to purchase 200,000 shares of Active Power common stock at an exercise price equal to the per-share fair market value on the date of grant, which shall vest at a rate of 25% per year over four years. Mr. Clishem will continue to participate in Active Power’s employee benefit programs and will be entitled to a severance payment equal to six months of his then current salary in the event his employment is terminated by Active Power for reasons other than cause.